Exhibit 99.7

Consent to Director Designation in Registration Statement on Form S-4

for Clear Channel Holdings, Inc.

I hereby consent to being identified as a director designee in the Registration Statement on Form S-4 of Clear Channel Holdings, Inc. and all pre and post-effective amendments thereto.

By:	/s/ W. Benjamin Moreland
W. Benjamin Moreland

Date: March 28, 2019